SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this "Agreement") is made as of this 3rd day of March 2017 among the following:

BUYER

Weyland Tech Inc., a company organized under the laws of **Hong Kong** with its registered office at **9/F, The Wellington, 198 Wellington Street, Central, Hong Kong**, and registered

and

SELLERS (individually and collectively)

Name	Nationality	Passport No / Identification Number	No of Shares
Thet Twe Aung	Myanmar	S8775690D	7400
Jason Chi Juen Chang	American	488328138	4200
Han Sein	Myanmar	MA379118	4200
Chan Boon Hui	Singaporean	S6876362B	4200

and

COMPANY

Escape Pixel Pte. Ltd. (CRN:**201510218H**), a company organised under the laws of Singapore with its registered office at 21 Bukit Batok Crescent #16-78, WCEGA Tower, Singapore 658065.

WHEREAS

On 31 October 2016, the following termsheet was executed between the Buyer and the Company:

Acquisition	**Company will acquire 100% of the fully-issued and outstanding shares of Escape Pixel**
Share Issuance	Company shall issue Escape Pixel common shares equivalent to the amount of US400,000 dollars ($400,000) upon signing of the definitive Agreement. Share price of Weyland Tech will be pegged at $2.00 per share equivalent to 200,000 shares.
Funding	Company shall assume monthly operating costs of Escape Pixel in the amount of US$2,500 per month. Team salary will be reviewed after 2 months.
Management	Thet Twe Aung, CEO of Escape Pixel, shall become Chief Technology Officer ("CTO") of Weyland Tech, effective immediately.
Compensation	Thet Twe Aung will receive 50,000 shares of Weyland Tech upon signing, another 100,000 shares to be decided by the Board of Directors after 3 months, Salary of Thet Twe Aung will be S$6,300, after 3 months, the salary will be increased to S$7,500. Thet Twe Aung will stay on in Weyland Tech for at least 1 year.
Miscellaneous	Escape Pixel will finish the existing projects that they are already working on and will not take on new projects. The Escape Pixel team will focus majority of their time (at least 70%) on Weyland Tech products and projects until the existing Escape Pixel projects are completed. Escape Pixel will continue to pay for the engineering/design team in Myanmar for the next 2 months and the remainder of the money still left in the bank will be given back to their shareholders. Gwadai, as a whole, will belong to Escape Pixel Shareholders but Weyland may access the user base. Escape Pixel as a company, the brand and the clients will belong to Weyland Tech after the acquisition.

NOW, THEREFORE, in consideration of the terms as set out in the termsheet reproduced above as well as the covenants and undertakings contained herein, the parties to this Agreement with the intent to be bound ("the Parties") hereto agree as follows:

I.

PURCHASE AND SALE

I.1. Purchase and Sale of the Shares

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers hereby sells, assigns, transfers, conveys and delivers to Buyer, and Buyer hereby purchases, acquires and accepts from Sellers, free and clear of Encumbrances, all of Sellers right, title and interest in, at the time of Closing, the Shares.

(b) Sellers hereby irrevocably waives any restrictions on transfer to the extent possible (including any of its rights of pre-emption) which may exist in relation to the Shares, whether under the articles of association (or local equivalent) of the Company or otherwise.

II.

PURCHASE PRICE: ALLOCATION OF PURCHASE PRICE

Purchase Price. The consideration for the Stock to be satisfied by the issuance of 200,000 shares ("Consideration Shares") in the capital of Weyland Tech Inc., in the following proportions:

Name	Consideration Shares
Thet Twe Aung	74000
Jason Chi Juen Chang	42000
Han Sein	42000
Chan Boon Hui	42000

IV.

CLOSING

Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") held at the offices of the Company no later than the close of business Singapore time on 22 March 2017 (the "Closing Date"), unless extended by agreement between the Buyer and the Sellers.

IV.1. Deliveries at the Closing

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall deliver to Buyer the relevant share certificates representing their interests in Escape Pixel.

(b) Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall deliver to Sellers the relevant share certificates representing the Consideration Share or provide proof of their crediting the same in the relevant depository or custodian bearing details of their beneficial ownership thereof.

(c) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Parties shall sign the transfer of the Shares in the share register of Company, as required.

V.

MISCELLANEOUS

Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by email with read receipt (provided that any notice received by email with read receipt or otherwise at the addressee's location on any business day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Buyer:

Weyland Tech Inc.
9/F, The Wellington, 198 Wellington Street, Central
Hong Kong
Email: [info@weyland-tech.com]
Attention: Mr. Brent Y. Suan

To Sellers and the Company:

21 Bukit Batok Crescent #16-78, WCEGA Tower
Singapore 658065

Email: [thettwe@escapepixel.com]
Attention: Mr. Thet Twe Aung

or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Counterparts: Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy or otherwise) to the other Parties.

V.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Singapore, without giving effect to any choice or conflict of law provision or rule.

V.2. Mediation. Any dispute, controversy or claim arising out of or relating to the conclusion, interpretation or performance of the present Agreement, or the breach, termination or invalidity thereof, shall be definitively settled by mediation.

The Parties shall have the mediation conducted in accordance to the Procedural Rules of the Singapore Mediation Centre

Assignment. No Party to this Agreement may assign any of its rights and obligations under this Agreement without the prior written consent of the other party hereto.

Parties in Interest. This Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any person, other than the Parties hereto and such permitted assigns, any legal or equitable rights hereunder.

Titles and Headings. The headings and table of contents in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto or delivered in connection herewith) constitutes the entire agreement among the Parties hereto with respect to the matters covered by this Agreement and thereby, and supersede all previous written, oral or implied understandings among them with respect to such matters.

Further Action. After Closing, each of the Parties shall do, execute and deliver or procure to be done, executed and delivered, at the reasonable request and expense of the other Party, all such further acts, deeds, documents, instruments of conveyance, assignment and transfer and things as may be necessary to give effect to the terms of this Agreement.

Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties hereto entitled to the benefit thereof, but only by a writing signed by the Party or Parties waiving such terms or conditions.

Severability. If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction (i.e. including an arbitral tribunal) or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions completed by this Agreement is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Interpretation. (a) Unless otherwise indicated to the contrary in this Agreement by the context or use thereof: (i) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the word "including" means "including without limitation".

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Representations and Warranties. All representations and warranties in connection with the transfer of the Shares are set forth in Schedule 1.

Governing Language. The English language shall be the definitive and controlling text of this Agreement, notwithstanding the translation of this Agreement into any other language.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BUYER	BRENT Y. SUEN

	WEYLAND TECH INC.

COMPANY	THET TWE AUNG
	ESCAPE PIXEL PTE. LTD.

SELLERS	THET TWE AUNG
	JASON CHANG CHI JUEN
	HANSEIN TERTER
	CHAN BOON HUI

SCHEDULE 1
SELLERS' REPRESENTATIONS AND WARRANTIES

VI.

RELATIONSHIP BETWEEN SCHEDULE 1 AND OTHER PROVISIONS OF THE AGREEMENT

VI.1. In case of any conflict between on the one hand any of the following provisions and on the other hand the previous provisions of this Agreement, the previous provisions shall prevail.

VI.2. The following provisions are an integral part of the Agreement. All capitalized terms are defined in the Agreement.

VII.

GENERAL REPRESENTATIONS AND WARRANTIES OF THE SELLER

Each Sellers as to him, her or itself (as well as to the other Sellers) hereby represents and warrants to Buyer that the following statements are true and correct as of the date hereof and shall be true as of the Closing Date:

VII.1. Capacity of Sellers. Each Sellers has the full legal right and capacity to enter into this Agreement and perform his, her or its obligations hereunder. The Sellers declare that they have the right and full power to enter into and perform this Agreement. The Sellers declare that, upon due execution by the Buyer, the Agreement constitutes valid and binding obligations of them, enforceable against them in accordance with its terms.

VII.2. Authorization by Sellers – Enforceability. Each Sellers has taken all actions necessary for the execution, delivery and performance of this Agreement by such Sellers and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Sellers. Assuming the due authorization, execution and delivery by Buyer, this Agreement constitutes a valid and binding obligation of such Sellers enforceable against such Sellers in accordance with its terms.

VII.3. Title to Shares. None of such Sellers Shares was issued in violation of any applicable Law. Such Sellers has and shall convey to Buyer good and marketable title to such Sellers Shares. Such Sellers Shares are and shall be conveyed to Buyer free and clear

of all pledges or liens, charges, demands or adverse claims or other restrictions on the exercise of any of the attributes of ownership. As of the Closing Date no person will have any preemptive right to purchase such Sellers Shares other than as set forth in this Agreement, in the Shareholders Agreement and the articles of association of the Company.

VII.4. Litigation. There are no legal proceedings now in progress, pending or, to such Sellers knowledge, threatened against such Sellers which could adversely affect the validity and enforceability of the transfer of such Sellers Shares to Buyer. Such Sellers is not subject to any order, writ, injunction or decree of any court or any Governmental Authority which could adversely affect the validity and enforceability of the transfer of such Sellers Shares to Buyer.

VII.5. No insolvency proceedings. No insolvency or similar proceedings have been commenced or applied for in respect of the Company. The Company is not over-indebted or unable to pay its due debts.

VII.6. Litigation. The Company is not involved in any pending or, to the Sellers' best knowledge, threatened legal disputes, administrative proceedings or administrative inquiries nor are there any circumstances known to the Sellers which might reasonably be expected to provide a basis for such litigation, or which might have a substantial negative impact on the Company's financial situation.

VII.7. Other substantial elements. To the Sellers' best knowledge, there are no material elements, facts or data relating to the Company that are of a substantial importance for a potential purchaser of the Shares and should reasonably have been communicated to the Buyer but were not, and that, if the Buyer would have had knowledge thereof, would have made the Buyer renounce to the Agreement and/or would have had a material impact on the terms and conditions under which the Buyer would have entered into the Agreement.

VIII.
GENERAL REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to Sellers that the following statements are true and correct as of the date hereof and shall be true as of the Closing Date:

VIII.1. Capacity of Sellers. The Buyer has the full legal right and capacity to enter into this Agreement and perform his, her or its obligations hereunder. The Buyer declare s that they have the right and full power to enter into and perform this Agreement. The Buyer declares that the Agreement constitutes valid and binding obligations of them, enforceable against them in accordance with its terms.

VIII.2. Authorization by Buyer – Enforceability. The Buyer has taken all actions necessary for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes a valid

and binding obligation enforceable by the Sellers against the Buyer in accordance with its terms.

VIII.3. Title to Shares. None of such Consideration Shares were issued in violation of any applicable Law. The Buyer shall convey to Sellers good and marketable title to the Consideration Shares. The Consideration Shares are and shall be conveyed to Sellers free and clear of all pledges or liens, charges, demands or adverse claims or other restrictions on the exercise of any of the attributes of ownership. As of the Closing Date no person will have any preemptive right to purchase the Consideration Shares other than as set forth in this Agreement, in the Shareholders Agreement and the articles of association of the Company.

VIII.4. Litigation. There are no legal proceedings now in progress, pending or, to the Buyer's knowledge, threatened against the Buyer which could adversely affect the validity and enforceability of the transfer of the Consideration Shares to Sellers. The Buyer is not subject to any order, writ, injunction or decree of any court or any Governmental Authority which could adversely affect the validity and enforceability of the transfer of the Consideration Shares to Sellers.

VIII.5. No insolvency proceedings. No insolvency or similar proceedings have been commenced or applied for in respect of the Buyer. The Buyer is not over-indebted or unable to pay its due debts.

VIII.6. Litigation. The Buyer is not involved in any pending or, to the Buyer's best knowledge, threatened legal disputes, administrative proceedings or administrative inquiries nor are there any circumstances known to the Buyer which might reasonably be expected to provide a basis for such litigation, or which might have a substantial negative impact on the Buyer's financial situation.

VIII.7. Other substantial elements. To the Buyer's best knowledge, there are no material elements, facts or data relating to the Buyer that are of a substantial importance for the Sellers being recipients of the Consideration Shares and should reasonably have been communicated to the Sellers but were not, and that, if the Sellers would have had knowledge thereof, would have made the Sellers renounce to the Agreement and/or would have had a material impact on the terms and conditions under which the Buyer would have entered into the Agreement